Exhibit 99.2

AUXILIO Second Quarter 2013 Financial Results Conference Call
August 13, 2013
2 p.m. PT/5 p.m. ET
Final

I.	Operator Delivers Safe Harbor and Introduces Management

A.
Thank you for joining AUXILIO, Inc. management for its Second Quarter 2013 financial results conference call.  This call is being broadcast live over the internet. A webcast replay will be available at the company’s website for 15 days.

B.	After reading a short Safe Harbor statement, I will turn the call over to management.
i.
The presentations and commentary of the officers and employees of AUXILIO during the course of this call, as well as any responses by such officers and employees to questions posed to them during the course of this call, contain certain forward-looking statements relating to the business of AUXILIO that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product and services development, long and uncertain sales cycles, market acceptance, future capital requirements, competition from other providers the ability of our vendors to continue supplying the company with equipment, parts, supplies and services and comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in the company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. AUXILIO is under no obligation – and expressly disclaims any such obligation – to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

C.
On the call today are AUXILIO’s President and Chief Executive Officer, Joe Flynn, who will deliver an overview and summary of the quarter’s business highlights; and its Chief Financial Officer, Paul Anthony, who will discuss the company’s financial results.  Joe will then provide closing remarks.

D.	It is now my pleasure to turn the call over to Joe Flynn. Please go ahead, Joe.

Joe Flynn, President & CEO

1)	Thank you and welcome everyone.

2)
As we have noted during prior calls and have anticipated, the tremendous growth in new business that our company experienced over the last two years has resulted in AUXILIO crossing over to profitability and achieving positive income from operations for the last three consecutive quarters.

3)
Let me state up front that we expect this trend to continue with our gross margins improving over time as our new accounts mature, and by leveraging our overhead costs across a larger base of hospital customers.

4)	There are a number of factors that have influenced our company achieving this milestone of profitability at this time:

5)	Some of you may recall the record-breaking number of hospitals we signed in 2011 and 2012, the total of which was 47.

6)
40 of these hospital MPS implementations were successfully completed last year. As we have mentioned in the past, once hospitals are on-boarded, we begin to realize margin improvements after start-up expenses we incur are absorbed, legacy contracts expire and are renegotiated, and the accounts mature.

7)
As we reported in our 10Q, our recurring service revenues increased by $1.4 million or 20 percent for the second quarter compared to last year, and approximately $4.7 million or 34 percent for the first two quarters of this year compared to last year as a result of the contracts signed between May 2012 and April 2013.

8)
In addition, and as a direct result of our new business growth, we are able to spread our operational overhead and operating expenses over a larger number of accounts. As a result, during the second quarter, we increased our gross margins to 17 percent vs. 13 percent last year and our adjusted income from operations to 3 percent of revenue vs. 1 percent last year.

9)
Our financial performance reinforces the strength of our Managed Print Services business model for hospitals. Our ability to improve our margins on new accounts exemplifies that our company has a proven and tested print management strategy that is valuable to hospitals and our investors.

10)
We have streamlined our operating processes, more effectively trained our employees, found cost-efficiencies while keeping a lid on SG&A expenses where possible and have a strong pipeline of potential new business – all of which are tremendous accomplishments for AUXILIO and helped us to cross over to profitability.

11)
Of note and in addition to our organic sales efforts, ARAMARK Healthcare Technologies and AUXILIO have initiated a strategic partnership that was announced in late May. ARAMARK is the leading independent provider of medical equipment management to over 1,000 hospitals in the U.S. We see great synergy in this alliance that will provide us unique access to ARAMARK hospital customers. As we execute this mutually beneficial strategy, we will provide updates in the months ahead.

12)
Coincidentally, and  independent of our ARAMARK arrangement, Mr. William Leonard, the former President & CEO of ARAMARK until his retirement in 2004, joined our Board of Directors in late May. Bill has over 30 years of executive leadership experience and has deep ties in the health care industry. Bill is also one of AUXILIO’s largest shareholders having recently purchased 6 percent of the company.

13)
We are also proud that we have been recognized as a ‘gold standard’ MPS company by the Photizo Group as part of the research and consulting firm’s worldwide 2013 MPS Leaders Index. The Index evaluates such factors as financial and performance metrics, team structure, customer profile, service and operations metrics and key performance benefits to customers. Inclusion as a member is based on demonstrated leadership and world-class service in the MPS industry.

14)
Before I review some of our specific highlights, I want to talk briefly about the health care industry and its continued transformation, and how our company continues to be in lockstep with its evolution and ongoing technological change.

15)
As you know the rules are changing in health care and the trend is now toward consolidation in hospitals and large physician practices through mergers and acquisitions to gain cost-efficiencies. These conditions create both challenges and opportunities for our company. On the one hand, the larger number of hospitals in a system is attractive because of the greater potential revenue for us due to large document production volume. On the other hand, this trend affects the time it takes to close a deal because of the inherent complexity when hospitals consolidate and the increased number of individuals in the decision-making process.

16)	In this environment, it is important to note that we have proven our success at on-boarding large geographically dispersed health care systems like Catholic Health East and Bon Secours Health System.

17)
In addition, and as the use of electronic health records continues to evolve as it has been for many years, document production remains a staple in patient care in the U.S., whether it is produced via hardwired devices or mobile devices like smartphones and tablets in hospital clinical and business environments.

18)	So, to summarize our second quarter 2013 highlights:

a)	We have crossed over to profitability, realizing positive income from operations for the last three consecutive quarters;

b)	We have improved margins on our new and existing accounts and contained costs in our day-to-day operations; and

c)	We have a strong pipeline that we are working hard to convert to new accounts.

19)	With that, I would like to turn the call over to Paul Anthony, our CFO, for a financial review. Paul

Paul Anthony, CFO
Thank you, Joe.

1)	For the three months ended June 30, 2013,
a)
AUXILIO reported recurring service revenues increased by $1.4 million from new contracts closed between May 2012 and April 2013; however total revenues were $9.8 million, a decrease of 8 percent when compared to total revenues of $10.7 million in the same period of 2012, due to a drop in equipment revenue.  Equipment revenue was $800,000 as compared to $3.1 million for the same period in 2012.

b)
Cost of revenue was $8.2 million for the three months ended June 30, 2013, as compared to $9.3 million for the same period in 2012. This decrease was due to the drop in equipment revenues offset by additional staffing and service costs from the higher recurring service revenue.

c)
Gross profit for the second quarter of 2013 was $1.6 million or 17 percent of revenues, compared to $1.4 million or 13 percent of revenues, for the same period of 2012. This improvement is a direct result of the large growth in new facilities that we added in 2012 coupled with the reduction in costs as AUXILIO’s program matures within these new accounts.

d)	Operating expenses for the second quarter of 2013 were $1.4 million, compared to $1.5 million in the same period of 2012.
e)	Net income for the second quarter of 2013 was $97,000, or $0.00 per share, compared to a net loss of $27,000 or $0.00 per share, in the same period of 2012.
f)
AUXILIO continues to show improvement in the non-GAAP measure of adjusted income from operations. Excluding $119,000 in charges related to stock based compensation, we achieved positive adjusted income from operations of $324,000 in the second quarter of 2013, compared to income of $75,000 after excluding charges of $121,000 related to stock based compensation and $69,000 in charges related to stock granted for marketing activities for the second quarter of 2012.

g)	We had a cash balance of $2.0 million and $500,000 borrowing on our line of credit compared to $2.2 million and $528,000 borrowed against our line of credit at December 31, 2012.

For the six months ended June 30, 2013,
a)
AUXILIO reported total revenues of $19.9 million, an increase of 16 percent when compared to $17.3 million in the same period of 2012.  Recurring service revenues increased 33 percent from new contracts; however this increase was partially offset by a decrease of 48 percent in equipment revenue.

b)	Gross profit for the first six months of 2013 was $3.2 million or 16 percent of revenues, compared to $1.7 million or 10 percent of revenues for the first six months of 2012.
c)	Operating expenses for the first six months of 2013 were $3.1 million, compared to $3 million in the prior year period.
d)	Net loss for the first six months of 2013 was $133,000, or $0.01 per share, compared to $1.6 million, or $0.08 per share, in the first six months of 2012.
e)
Excluding $316,000 in charges related to stock based compensation and $190,000 in charges related to stock granted for marketing activities, we achieved adjusted income from operations of $612,000 for the first six months of 2013, compared to an adjusted loss from operations of $928,000 after excluding charges of $213,000 related to stock based compensation and $204,000 in charges related to stock granted for marketing activities for the same period of 2012.

Now I would like to return the call to Joe.

Joe Flynn, President, CEO

1)	Thank you, Paul.
2)	Our concentration remains centered on the following:

a)	Keeping focused on providing our customers with exceptional customer service;
b)	Continuing to improve our margins on all existing accounts;
c)	Employing a continued and disciplined approach in managing our overhead expenses; and
d)	Working to enhance our pipeline to capture more market share.

3)
These goals are clearly laid out for our team. We will take every opportunity to continue our success, and we expect to improve margins and grow revenue into the future. We look forward to updating you on our progress.

4)	With that, operator, I'd like to open the lines for Q&A.

Operator Q&A

Joe Flynn, President, CEO

1)	Thank you operator, and thanks everyone for joining us today.

2)	We look forward to speaking with everyone again when we report our third quarter earnings.

3)	Have a wonderful day.